PROMISSORY NOTE

March 20, 2006 **$200,000**

FOR VALUE RECEIVED, Residential Income Properties, Inc., a New York corporation, entitled to receive mail at Post Office Box 202, Wyoming, New York 14591-0202 (the "Maker"), promises to pay to the order of Michael H. Troso, or his legatees or assigns, maintaining an address at 217 Sand Dollar Road, Indialantic, Florida 32903-2111 (the "Holder"), or at such other place as the Holder or his legatees or assigns hereof may from time to time designate in writing, in lawful money of the United States of America, the principal sum of Two Hundred Thousand and 00/100 Dollars ($200,000).

This Note is given as consideration for the purchase of that certain real property located at 103 Sharon Drive, Melbourne, Brevard County, Florida, and is delivered with that certain Real Estate Contract of even date herewith.

1. Payment Terms. The Maker shall pay the interest calculated at 7.5% (seven and on-half of one per cent) per annum in 59 installments and the payment of the unpaid principal together with unpaid interest on or before April 30, 2011, or by default until such date as the entire principal balance together with all scheduled and accrued interest has been fully paid. The first payment of interest is due and payable to the Holder hereof on May 1, 2006.

2. Prepayment Permitted. The Maker shall have the right to prepay the unpaid principal hereon in whole or in part at any time at its option, without penalty before the date upon which the principal and interest hereon are due and payable to the Holder hereof.

3. Default. If the Maker shall fail to make full payment hereunder within ten (10) calendar days of the date when due, or shall breach any other provisions hereof, the Holder of this Note shall have the right to accelerate this Note and to cause all of the unpaid principal and interest of this Note to become immediately due and payable without notice or demand, and said unpaid principal shall bear interest from such date of default at the maximum rate permitted by law and compounded annually; it being agreed that interest not paid when due shall, at the option of the Holder hereof, be added to the principal and shall draw interest at the rate provided in this paragraph. Failure to exercise any option shall not constitute a waiver of any right of the Holder hereof to exercise the same in the event of any subsequent default.

4. Collection Costs. In the event that suit be brought hereon to collect the Maker's obligation hereunder, or an attorney or solicitor be employed by Holder to compel Maker's payment of this Note, or any portion of the indebtedness evidenced hereby, or otherwise to enforce the Maker's obligations hereunder, the Maker promises to pay all such reasonable expenses and attorneys' fees and disbursements, including all fees and costs incurred by the Holder of this Note on appeal and in connection with any bankruptcy proceeding.

5. Waiver of Presentment, Notice, Etc. The Maker of this Note hereby waives presentment, protest and demand, notice of protest and demand, notice of dishonor and/or nonpayment, and specifically consents to waive notice of (a) any renewals or extensions of this Note, whether made in favor of the Maker or any other person or entities or (b) the release, addition, or substitution of any party directly or indirectly liable for the obligations and indebtedness represented hereby.

6. Governing Law. This Agreement shall be construed in accordance with, and governed by the substantive laws of, the State of Florida, without reference to principles governing choice or conflicts of laws.

7. No Waiver. The failure of the Holder of this Note at any time to require performance by the Maker of any one or more of the provisions of this Note shall not affect the right to require such performance at any time thereafter, nor shall the waiver by the Holder hereof of a breach of any term or provision of this Note be interpreted or held to be a waiver of any succeeding breach of such term or provision or as a waiver of the term or provision itself.

IN WITNESS WHEREOF, the Maker has executed this Note as of the day, month, and year first written above.

RESIDENTIAL INCOME PROPERTIES, INC.,
a New York corporation ("Maker")

Randolph S. Hudson
President